LETTER AGREEMENT

This Agreement dated September 26th, 2006, and having an effective date of September 26th, 2006, is made by and between MorMeg, LLC, a Kansas limited liability company, referred to herein as “MorMeg”, and EnerJex Resources, Inc., a Nevada corporation, referred to herein as ”EnerJex”. MorMeg and EnerJex are jointly referred to herein as “the parties”. It is the desire of the parties to enter into this Letter Agreement (agreement) to define the terms of an option to participate in a joint exploration effort in Woodson and Greenwood Counties, Kansas, and to agree to certain major terms of a “Joint Exploration Agreement” that the parties envision will be required to govern the joint exploration project subsequent to the option herein described being exercised. To this end, the parties agree to the following recitals:

A. RECITALS

1.

MorMeg owns and operates producing oil and gas leases with remaining primary and secondary oil reserves, described in Exhibit “A” of this agreement. MorMeg has performed certain evaluations to estimate the remaining oil and gas potential of the leases. MorMeg desires to enter into a Joint Exploration Agreement (JEA) for the purpose of offering working interest in and to the leases in exchange for investment funds to further develop and produce the remaining oil and gas reserves on the leases. The parties agree that the MorMeg owned leases referred to herein are valued at Four Million United States Dollars ($4,000,000.00 US), and that each of the separate lease blocks described in Exhibit “A” and Section “B” are valued at Two Million United States Dollars ($2,000,000.00 US), on the day this agreement is signed by the parties.

2.

EnerJex has enlisted the services of certain experts to independently evaluate and quantify the remaining oil and gas reserves within the leases. As a result of their independent evaluation, EnerJex believes that substantial commercial oil and gas reserves remain to be produced on the leases. This is the basis upon which Enerjex desires to inter into this agreement, and subsequent agreements, to define a joint exploration arrangement with MorMeg to fully develop the leases.

3.

The intent of the parties is to create an exclusive 90 day option for EnerJex to secure financing for joint exploration participation in the MorMeg owned leases. The activities and estimated cost of the participation are described in Exhibits “B” and “C” of this agreement. The parties further intend to describe herein and agree in advance to the major terms of a future Joint Exploration Agreement that will control the joint exploration project after EnerJex secures the funds necessary to complete the activities listed, with cost estimates, in Exhibits “B” and “C” attached hereto.

4.

The parties agree that MorMeg will contribute working interest in and to the producing leases, as well as all its knowledge, proprietary and intellectual property concerning the leases, in the effort to develop the remaining oil and gas reserves through primary and secondary means.

5.

EnerJex will contribute the exploration and development funding necessary to fully develop the remaining oil and gas reserves in exchange for assignments of in and to the leases, and working interest revenue from the production of oil and gas from the leases, in the manner and amounts prescribed herein and in a future Joint Exploration Agreement.

B. DESCRIPTION OF LEASES

The parties hereby establish the legal description of two separate blocks of oil and gas leases, individually referred to as “Black Oaks” and “Nickel Town”, and collectively referred to as “the leases”. The leases are described in Exhibit “A” hereof.

C. 90 DAY OPTION

MorMeg hereby grants to EnerJex a 90 day exclusive option, beginning at the execution of this agreement, to secure necessary financing to complete the activities described in Exhibits “B” and “C” hereof, and to participate in the development and ownership of the leases. It is understood by the parties that financing may be obtained in incremental amounts and not as one amount representing the entire investment required to complete the activities in Exhibits “B” and “C”. The parties agree that if only partial financing is secured by EnerJex, then obtaining funds beyond the initial incremental minimum amount may depend on satisfactory increases in oil production as a result of previous expenditures in order to warrant further investment financing. For purposes of minimum qualification to participate in the joint exploration as described above, EnerJex must obtain and contribute no less than Four Million United States Dollars ($4,000,000.00 US) for project activities. For and in consideration of the above described 90 days option, EnerJex will pay MorMeg One Hundred Thousand United States Dollars ($100,000.00 US).

D. AGREEMENT

Once EnerJex obtains the minimum financing, and desires to exercise its option as stated above, EnerJex will so notify MorMeg and, within Fourteen (14) days of said notification, sign a Joint Exploration Agreement (JEA) to govern the activities envisioned above. Upon signing a mutually agreeable JEA, MorMeg will receive a one time premium payment of Four Hundred Thousand United States Dollars ($400,000.00 US) as inducement for item #3 below. In order to clarify and expedite the creation of the future JEA, the parties hereby agree to the following points envisioned to be major components of the future JEA.

1.

The parties will establish a separate operating account to receive investment/finance funds and other revenue generated by the activities. Accounting of the project’s financial matters will be undertaken jointly by the parties or by mutual agreement.

2.

MorMeg will perform the field operations as the exclusive contractor for the project’s activities. MorMeg will perform the activities as contractor at its cost plus twenty percent of cost. In the case of drilling, MorMeg will use thirteen dollars per foot as the cost figure to which twenty percent will be added. All other invoices will be submitted for payment to the operating account at MorMeg cost including any discounts or premiums available to MorMeg from purchases in connection with the leases plus twenty percent.

3.

The current oil production, which is owned by MorMeg and estimated to be sixty five barrels of oil per day, shall be made available to Enerjex only after it has secured guaranteed funding for the entire amounts listed in Exhibits “B” and “C” hereof. If the amount of guaranteed funding secured by EnerJex is less than that listed in Exhibits “B” and “C”, but meets the minimum incremental amount of Four Million United States Dollars ($4,000,000.00 US), EnerJex may participate in the activities described in Exhibit “B” for Black Oaks only, and in that event, only title and oil production from Black Oaks may be used to secure financing for the project’s costs. If it is necessary for EnerJex to participate in Black Oaks only, as described above, then after completion of all the activities listed in Exhibit “B”, EnerJex shall be granted an eighteen month option to participate in the Nickel Town lease block under the same terms as if the leases were participated in together as described in this agreement and the future JEA.

4.

MorMeg will retain five percent (5.0%) carried working interest in and to the leases. At pay-out of the project’s total expenses from revenue, MorMeg’s five percent (5.0%) carried interest shall convert to a thirty percent (30.0%) working interest in and to the leases. The term “pay-out” as used herein is defined as that point in time when total cumulative revenue from the project equals all the project’s expenditures including, but not limited to, royalties, gross production or severance taxes, drilling, completion, and production operating expenses.

5.

After EnerJex has contributed the minimum investment stated above, EnerJex will, within a reasonable length of time, secure and contribute additional funding so as not to cause more than thirty (30) days delay of project activities due to lack of funding to complete the project. In the event EnerJex is successful in obtaining the minimum first amount of project funding, but is not able to obtain additional funding, or all funding, to complete all the activities described in Exhibit “B”, MorMeg may cancel and declare the JEA of no force and effect from the point of cancellation forward. In the event of cancellation of the JEA by MorMeg, the following procedure and formula will be used to distribute the ownership and pay the debts of the project.

A.	The project revenues from whatever source will be used to repay all debt associated with the project.
B.

When the project debt is paid, the working interest of the individual leases within the block will be assigned in the same proportion as the total EnerJex investment bears to the pre-project commencement value stated in the recitals above. The parties agree to reassign working interest if necessary to redistribute the working interest according to the above formula.

6.	It is agreed that all the joint exploration activities and resources will be dedicated to the Black Oaks project until the completion of all activities in Exhibit “B”.

E. DATA SHARING

1.

The parties agree that, upon availability, each will supply the other with all information relating to the activities herein described. Said information shall include, but not be limited to, well logs, daily drilling reports, engineering and reservoir studies, governmental and legal filings, production and sales revenue accounting, and any other information pertinent to the activities herein described, or to the parties interests herein.

2.

In the event one of the parties wants to sell its interest in the leases, the selling party shall give the other the right of refusal to buy its interest on the same terms and conditions as offered by the bona fide third party offeror. If the right to purchase preferentially is not exercised within thirty (30) days after the date notice of the terms of the purchase offer is given, then the selling party shall have the right to sell and assign such interest to such offeror on the terms stated in the notice.

F. ACCOUNTING AND TAXES

1.

This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1954, and any amendments thereto, as permitted and authorized by Section 761 of the Code and regulations promulgated thereunder. Each party states and represents that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

2.

To the extent permitted by law, all deductions and credits, including, but not limited to, intangible drilling and development costs, depreciation, rental expenses, and investments qualifying for the investment credit where applicable, shall be allocated to the party who has been charged with the expenditure giving rise to the deductions and credits; and to the extent permitted by law, such parties shall be entitled to the deductions and credits in computing taxable income or tax liabilities to the exclusion of any other party.

G. FUTURE DOCUMENTS

The parties acknowledge that additional documents between them and or a third party may be required in the future to fully comply, or complete the activities described in this Agreement. The parties agree to sign said documents in an expedient manner, so as not to create delays in fulfillment of terms or activities of this agreement, or delays in transferring rights, or remedies of this agreement.

H. RELATIONSHIP OF PARTIES

Except as authorized and in furtherance of the specific objectives of this agreement, neither party shall be deemed or construed to be a partner or agent of the other party. Other than the payments specifically provided for herein, neither party is authorized by virtue of this agreement, to bind the other party to any debt or obligation to any third party, nor to incur any debt or obligation that would be enforceable as a joint or mutual debt or obligation of the other party.

I. OTHER PROVISIONS

1.

In the event of disagreement between the parties in the interpretation of the terms of this agreement, the parties, by their signature below, agree to professional binding Arbitration of the disagreement in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Said arbitration to take place in Kansas City, Missouri, USA before a single arbitrator. The prevailing party of the arbitration shall be entitled to reimbursement of all their fees, and expenses associated and attributable to the arbitration, including attorney fees.

2.

This agreement represents the entire agreement and understanding between the parties, with respect to the transaction contemplated herein, and this agreement supersedes all prior agreements, arrangements, and understandings related to the subject matter hereof. No representations, warrantees, recitals, covenants, or statements of intention have been made by, or on behalf of, any party hereto which is not embodied in the agreement, or in connection with the transactions contemplated hereby, and no party hereto shall be bound by, or liable for, any alleged representation, warranty, recital, covenant, or statement of intention not so set forth.

J. INTENT

In executing this agreement, it is the intent of the parties hereto to enter into this agreement for the intentions set forth in the recitals above and this agreement should be construed broadly to accomplish this purpose and intent. Any omission of any issue, or any language implying any limitation of the scope of this agreement is inadvertent and should be construed so as to give full effect to the parties stated intent.

K. CONFIDENTIALITY

The terms of this agreement are confidential and shall not be discussed, disclosed or announced, except as required by law. Each party agrees not to disclose any confidential information of the other party to any person, or to use such confidential information except in furtherance of this agreement. The use of any confidential information will be restricted to the personnel, employees, agents or servants of the other party who must have access to such confidential information to perform their services. Any documentation of materials incorporating confidential information of a party shall be promptly returned to that party upon the termination of this agreement.

L. WARRANTY OF CAPACITY

Each individual executing this agreement individually, or on behalf of other persons, or entities, specifically acknowledges, represents, and warrants that he or she is specifically authorized to enter into this agreement, individually, or on behalf of the persons or entities, for whom he or she purports to have authority.

M. WRITTEN MODIFICATION REQUIRED

Any modification or waiver of any provision of this agreement, or any consent of any departure from the terms of this agreement shall not be binding unless the same is in writing and signed by all the parties hereto.

N. COUNTERPARTS

This agreement may be executed in any number of identical separate counterparts, each of which for all purposes is deemed to be an original, but all of which shall collectively constitute one agreement.

AUTHORIZED SIGNATURES

In witness whereof, the parties have signed this agreement, effective as of the effective date first written above.

MorMeg, LLC	EnerJex Resources, Inc.

by: Mark Haas	by: Todd Bart

Title: Managing Member	Title: Chief Financial Officer